EXHIBIT 99.18

AGREEMENT REGARDING

REPAYMENT OF BRIDGE NOTE

THIS AGREEMENT REGARDING REPAYMENT OF BRIDGE NOTE is made and entered into as of the 16th day of April 2003 (this “Agreement”), by and among OVERHILL FARMS, INC., a Nevada corporation (the “Company”), OVERHILL L.C. VENTURES, INC., a California corporation (“Overhill Ventures”), LEVINE LEICHTMAN CAPITAL PARTNERS II, L.P., a California limited partnership (the “Purchaser”), and PLEASANT STREET INVESTORS, LLC, a California limited liability company (the “New Senior Lender”).

R E C I T A L S

A. The Company, the entities from time to time parties thereto as Guarantors (including Overhill Ventures) and the Purchaser are parties to that certain Amended and Restated Securities Purchase Agreement dated as of October 29, 2002 (the “First Amended and Restated Securities Purchase Agreement”), pursuant to which, among other things, (i) the parties thereto amended and restated the Original Securities Purchase Agreement, the Original Note, the Original Warrant and certain other Original Investment Documents and (ii) the Purchaser consented to the Spin-Off Related Matters, all on the terms and subject to the conditions set forth in the First Amended and Restated Securities Purchase Agreement and the other Investment Documents.

B. Pursuant to a First Amendment to Securities Purchase Agreement dated as of April 4, 2003 (the “First Amendment”), (i) the Purchaser waived certain Specified Events of Default (as defined therein), (ii) the Company issued and sold to the Purchaser, and the Purchaser purchased from the Company, that certain Secured Senior Subordinated Bridge Note dated April 4, 2003, in the principal amount of $3,000,000 (the “April 2003 Bridge Note”), and the April 2003 Shares and (iii) the parties amended the First Amended and Restated Securities Purchase Agreement, all on the terms and subject to the conditions set forth therein. The outstanding principal balance of the April 2003 Bridge Note as of the date hereof is $3,000,000 (the “Bridge Note Principal”). Unless otherwise indicated, all capitalized terms used and not defined herein have the meanings set forth in the First Amended and Restated Securities Purchase Agreement, as amended by the First Amendment.

C. Concurrently herewith, the New Senior Lender, as the assignee of Union Bank of California, N.A. (“UBOC”), the Company and Overhill Ventures are entering into a Second Amended and Restated Loan and Security Agreement dated of even date herewith (the “New Senior Loan Agreement”) pursuant to which, among other things, the parties thereto are amending and restating the Amended and Restated Loan and Security Agreement dated as of October 29, 2002, as previously amended, among the Company, Overhill Ventures and UBOC, and the New Senior Lender is making additional loans to the Company, all on the terms and subject to the conditions set forth therein.

D. The parties hereto wish to memorialize their understanding and agreement with respect to the deemed repayment of the Bridge Note Principal with certain proceeds borrowed by the Company under the New Senior Loan Agreement.

A G R E E M E N T

NOW, THEREFORE, in consideration of the foregoing and the mutual premises, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Deeemed Repayment of April 2003 Bridge Note; Borrowed Senior Term A Loan Proceeds. The parties hereby acknowledge and agree that, simultaneously with the closing of the New Senior Loan Agreement, and without any action on the part of any party hereto: (a) $3,000,000 of proceeds from the Senior Term A Loan (the “Borrowed Senior Term A Loan Proceeds”) shall be deemed to have been borrowed by the Company to repay the Bridge Note Principal in full, (b) the Company shall be deemed to have paid the Borrowed Senior Term A Loan Proceeds to the Purchaser in full payment and satisfaction of the Bridge Note Principal, (c) the Purchaser shall be deemed to have received the Borrowed Senior Term A Loan Proceeds and applied such Proceeds to the Bridge Note Principal, (d) subject to Section 2 below, the April 2003 Bridge Note shall be deemed satisfied and canceled (and Purchaser shall, at or promptly following such closing, deliver the original April 2003 Bridge Note marked “paid in full” to the Company) and (e) immediately following the closing, the Senior Term A Note shall evidence in part the Borrowed Senior Term A Loan Proceeds used to repay the Bridge Note Principal.

2. Accrued Interest on April 2003 Bridge Note. All accrued interest under the April 2003 Bridge Note remaining unpaid through and including the Effective Date shall be paid by the Company pursuant to Section 5.10 of the Securities Purchase Agreement.

3. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of California, excluding the conflicts or choice of law principles.

4. Successors and Assigns. This Agreement shall inure to the benefit of, and be binding upon, the Assignor, the Assignee and their respective successors and assigns.

5. Headings. The headings in this Agreement are for convenience and reference only and neither in any way define, limit, or describe the scope or interest of this Agreement no in any way affect this Agreement.

6. Counterparts. This Agreement may be executed in any number of counterparts and by facsimile transmission, each of which shall be deemed an original and all of which taken together shall constitute one and the same instrument.

7. Investment Document. This Agreement constitutes an Investment Document.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered by their duly authorized officers as of the first date written above.

COMPANY OVERHILL FARMS, INC., a Nevada corporation

By:	/s/ JAMES RUDIS
James Rudis President and Chief Executive Officer

OVERHILL VENTURES OVERHILL L.C. VENTURES, INC., a California corporation

By:	/s/ JAMES RUDIS
James Rudis President and Chief Executive Officer

PURCHASER LEVINE LEICHTMAN CAPITAL PARTNERS II, L.P., a California limited partnership

By:	LLCP California Equity Partners II, L.P., a California limited partnership, its General Partner

	By:	Levine Leichtman Capital Partners, Inc., a California corporation, its General Partner

		By:	/s/ STEVEN E. HARTMAN
Steven E. Hartman Vice President

NEW SENIOR LENDER PLEASANT STREET INVESTORS, LLC a California limited liability company

By:	Levine Leichtman Capital Partners, Inc., its Manager

	By:	/s/ STEVEN E. HARTMAN Steven E. Hartman Vice President

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